Exhibit 21.1

Wholly-owned Subsidiaries

NetSol Technologies Americas, Inc. (“NTA”)

NetSol Technologies Australia Pty Limited (“NetSol Australia”)

NetSol Technologies Europe Limited (“NTE”)

Ascent Europe Limited (“AEL”)

NTPK (Thailand) Co. Limited (“NTPK Thailand”)

NetSol Connect (Private), Ltd. (“Connect”)

NetSol Technologies (Beijing) Co. Ltd. (NetSol Beijing)

Virtual Lease Services Holdings Limited (“VLSH”)

Virtual Lease Services Limited (“VLS”)

Virtual Lease Services (Ireland) Limited (VLSIL)

Majority-owned Subsidiaries

NetSol Technologies, Ltd. (“NetSol PK”)

NetSol Innovation (Private) Limited (“NetSol Innovation”)

NetSol Technologies Thailand Limited (“NetSol Thai”)